STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 17th day of July, 2007, by and among Richard Miller (the "Seller"), and Core Development Holdings Corporation, a Florida corporation, SKRV Holdings, LLC a Florida limited liability company and Canim, LLC Florida Partnership, a Florida limited liability company (collectively, the "Purchaser").

WHEREAS, Seller is the record owner and holder Ten Million (10,000,000) shares (the "Shares"), constituting a majority of the issued and outstanding shares of the capital stock of SK Realty Ventures, Inc. (the "Company"), a Nevada corporation, which Company has issued and outstanding capital stock of 13,625,240 common shares; and

WHEREAS, the Purchaser desires to purchase said Shares and the Seller desires to sell said Shares, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the preceding and following mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Shares, it is hereby agreed as follows:

1. PURCHASE AND SALE. Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey, transfer, and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares in consideration of the purchase price set forth below. The certificates representing the Seller's Shares shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of the Seller.

The closing of this Agreement (the "Closing") shall occur on July ____, 2007 (the "Closing Date") at 10:00 a.m. local time at the offices of Cyruli Shanks & Zizmor, LLP, or such other time or location as the parties hereto shall agree. At the Closing, Seller shall obtain the resignation of all of the Company's directors and officers.

2. AMOUNT AND PAYMENT OF PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the total purchase price for the Shares (the "Purchase Price") shall be One Hundred Thousand ($100,000.00) Dollars, payable by certified check or by wire transfer, at the Closing.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby warrants and represents:

a. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to carry on its business as it is now being conducted.

b. Restrictions on Shares.

(i) The Seller is not a party to any agreement, written or oral, creating rights in respect to the Shares in any third person or relating to the voting of the Shares.

(ii) Seller is the lawful owner of the Shares, free and clear of all liens, pledges, charges, claims, encumbrances, security interests, options, mortgages, rights of first refusal or similar restrictions free and clear of all security interests, liens, encumbrances, equities and other charges.

(iii) There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the Shares nor are there any securities convertible into the Shares.

(iv) The Shares have been duly authorized, fully paid and are nonassessable, are free from all taxes, liens and charges with respect to the issue thereof.

c. No Conflicts. The execution, delivery and performance of this Agreement by the Seller, and the consummation by the Seller of the transactions contemplated hereby will not (i) result in a violation of the Company's Certificate of Incorporation or the By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Company or by which any property or asset of the Company is bound or affected. The Company is not in violation of any term of or in default under its Certificate of Incorporation or By-laws or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company. The business of the Company is not being conducted, and shall not be conducted in violation of any material law, ordinance, or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the Securities Act of 1933, as amended (the "Securities Act") and any applicable state securities laws, the Company and the Seller are not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of their obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company or the

Seller are required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Seller is unaware of any facts or circumstances, which might give rise to any of the foregoing.

d. Tax Status. The Company has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

e. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or the assets of the Company. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company to seek indemnification from the Company. In addition, there is no pending or threatened proceeding that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

f. Certain Contracts. Except as set forth in the Company's most recent annual and quarterly filing with the Securities and Exchange Commission ("SEC") or in Schedule 3(f) hereof, the Company is not a party to or bound by any written or oral:

(i) agreement, contract, arrangement or commitment with any present or former employee or consultant for the employment of any person, including any consultant, and there are no offer letters for employment with the Company outstanding as of the date hereof;

(ii) agreement, contract, commitment or arrangement with any labor union or other representative of employees (including any collective bargaining agreement);

(iii) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party;

(iv) third party commission, representative, distributorship or sales agency agreement, contract or commitment;

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(v) conditional sale agreement under which the Company is either the seller or the purchaser;

(vi) note, debenture, bond, trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

(vii) license, franchise, distributorship or other agreement which relates in whole or in part to any intellectual property, including, without limitation, any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Company;

(viii) agreement, contract or commitment relating to the disposition or acquisition by the Company after the date of this Agreement of any assets or pursuant to which the Company has any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix) agreement, contract, commitment or arrangement with any present or former officer, director or stockholder of the Company, or any affiliate of such officer, director or stockholder, including, without limitation, any agreement providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate;

(x) agreement, contract, commitment or arrangement granting any power of attorney with respect to the affairs of the Company;

(xi) agreement, contract, commitment, arrangement or understanding limiting or restraining the Company from engaging or competing in any lines of business or markets or with any person or entity or prohibiting or impairing the use of the intellectual property owned by the Company, the operation of any aspect of its business as previously conducted, currently conducted, or proposed to be conducted, and/or the sale, licensing or other distribution of any of the prior, current or proposed products or services of the Company;

(xii) partnership or joint venture agreement,

(xiii) shareholder agreement or agreement relating to the issuance, voting or transfer of any securities of the Company or the granting of any registrations rights with respect thereto;

(xiv) contract, agreement, understanding or arrangement with any customer, subscriber or vendor of the Company;

(xv) contract, which contains a liquidated damage provision;

material transactions or been made aware of any transaction or circumstance that has had or could be reasonably expected to have a Material Adverse Effect to the Company.

k. Capitalization. The Company has an authorized capitalization of 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, there are 13,625,240 shares of common stock validly issued and outstanding and no shares of preferred stock issued and outstanding. No shares of the Company are held in treasury. As of the date hereof, the Sellers own 10,000,000 shares of the Company common stock. All issued and outstanding shares of the Company are validly issued, fully paid and non-assessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate the Company to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock.

l. OTCBB Listing; SEC Reporting. The Company's common stock is currently cleared for quotation on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "SKRV". There are no stop orders in effect or contemplated with respect thereto and no facts exist which may give rise there. The Company has filed all reports required to be filed by the Company pursuant to the Securities Act of 1934, as amended. The Company has not been informed, and has no reason to believe, that its common stock will be de-listed or suspended by the NASD. The Company has fully complied will all applicable securities laws and regulations and is not in default of any of its obligations thereunder.

4. REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER. Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller, Purchaser or the Company which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

5. INDEMNIFICATION.

a. In consideration of the Purchaser's execution and delivery of this Agreement and acquiring the Shares hereunder, and in addition to all of the Seller's other obligations under this Agreement, the Seller shall defend, protect, indemnify and hold harmless the Purchaser, and each of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Purchaser Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Purchaser Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or

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warranty made by the Seller, by the Seller, in this Agreement, or any other certificate, instrument or document contemplated hereby or thereby, or (b) any breach of any covenant, agreement or obligation of the Company or in the case of the Seller, of the Seller, contained in this Agreement, or in any other certificate, instrument or document contemplated hereby or thereby executed by the Seller. To the extent that the foregoing undertaking by the Seller may be unenforceable for any reason, the Seller shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

b. In consideration of the Seller's execution and delivery of this Agreement, and in addition to all of the Purchaser's other obligations under this Agreement, the Purchaser shall defend, protect, indemnify and hold harmless the Seller and each of this officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Seller Indemnitees") from and against any and all Indemnified Liabilities incurred by the Seller Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Purchaser in this Agreement, or in any other instrument or document contemplated hereby or thereby executed by the Purchaser, or (b) any breach of any covenant, agreement or obligation of the Purchaser contained in this Agreement, or any other certificate, instrument or document contemplated hereby or thereby executed by the Purchaser. To the extent that the foregoing undertaking by the Purchaser may be unenforceable for any reason, each shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

Unless otherwise provided herein, the representations, warranties and covenants of the parties shall survive for a period of one (1) year from the Closing.

6. BROKERAGE. Each party to this Agreement represents, warrants, and agrees that all negotiations relative to this Agreement have been carried on by him or her, or his or her representative, directly with the other party without the intervention of any person; that no broker brought about this sale on his or her behalf; and that each party will indemnify and hold the other party harmless from any and all claims, suits, and actions for brokerage or other commissions, and from and against all expenses of any character, including reasonable attorneys' fees incurred by the other by reason of any claim by any person or broker claiming to have been engaged by, or on behalf of, the indemnifying party, or with whom the indemnifying party is claimed to have made any agreement for compensation.

7. GENERAL PROVISIONS.

a. Entire Agreement. This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

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b. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

c. Governing Law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of New York. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the State of New York. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

d. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, and all such counterparts shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto.

SELLER:

By:____________________ Dated:________________

PURCHASER:

CORE DEVELOPMENT HOLDINGS CORPORATION

By:____________________ Dated:________________
Name:

CANIM LLC FLORIDA PARTNERSHIP

By: [signature] Dated: 7-17-07
Name: Claudio Osorio

SKRV HOLDINGS, INC. LLC

By:____________________ Dated:________________
Name: